Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-288564, 333-279965, 333-193658, and 333-207638 on Form S-8 and No. 333-283610 on Form S-3 of First Foundation Inc. of our report dated March 16, 2026, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas

March 16, 2026